Exhibit 99.1

BGC Partners Reports First Quarter 2016 Financial Results

Raises Quarterly Dividend to 16 Cents

Conference Call to Discuss Results Scheduled for 10:00 AM ET Today

NEW YORK, NY – April 27, 2016 - BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners” or “BGC” or “the Company”), a leading global brokerage company servicing the financial and real estate markets, today reported its financial results for the quarter ended March 31, 2016. Unless otherwise stated, the financial results and other metrics for the Company’s division, GFI Group Inc. (“GFI Group” or “GFI”), are consolidated with those of BGC for all periods from February 27, 2015 onward.

Select Results Compared to the Year-Earlier Period

Highlights of Consolidated Results (USD millions)	1Q16	1Q15	Change
Revenues for distributable earnings[1]	$660.1	$563.9	17.1%
Pre-tax distributable earnings before noncontrolling interest in subsidiaries and taxes	90.8	75.2	20.7%
Post-tax distributable earnings	77.0	62.1	24.0%
Adjusted EBITDA[2]	93.5	117.1	(20.1)%
Revenues under U.S. Generally Accepted Accounting Principles (“GAAP”)	639.0	547.6	16.7%
GAAP income from operations before income taxes and noncontrolling interest in subsidiaries	21.1	36.3	(41.7)%
GAAP net income for fully diluted shares	22.2	20.7	7.0%

Per Share Results	1Q16	1Q15	Change
Pre-tax distributable earnings per share	$0.22	$0.22	0.0%
Post-tax distributable earnings per share	0.18	0.18	0.0%
GAAP net income per fully diluted share	0.05	0.06	(16.7)%

Management Comments

“BGC’s first quarter post-tax distributable earnings grew by 24 percent year-over-year to $77 million, while our distributable earnings revenues increased by 17 percent to $660 million,” said Howard W. Lutnick, Chairman and Chief Executive Officer of BGC. “This strong performance was again driven by the addition of GFI, the ongoing success of Newmark Grubb Knight Frank,3 our Real Estate Services company, and the 68 percent revenue increase generated by our high margin fully electronic FENICS4 business. We expect our results to further improve as we continue to invest the proceeds from the sale of Trayport and continue to produce synergies from GFI and our other recent acquisitions.

[1]	See the sections of this document entitled “Distributable Earnings Defined,” “Differences Between Consolidated Results for Distributable Earnings and GAAP,” “Reconciliation of Revenues Under GAAP And Distributable Earnings,” and “Reconciliation of GAAP Income (loss) to Distributable Earnings” for the complete and revised definition of these non-GAAP terms and how, when and why management uses them, as well as for the differences between results under GAAP and distributable earnings for the periods discussed in this document.
[2]	Both “Adjusted EBITDA” and “GAAP income from operations before income taxes and noncontrolling interest” in subsidiaries for Q1 2015 included a $29.0 million unrealized gain related to the 17.1 million shares of GFI common stock owned by BGC prior to the successful completion of the tender offer for GFI. See the sections of this document titled “Adjusted EBITDA Defined” and “Reconciliation of GAAP Income (loss) to Adjusted EBITDA (and Comparison to Pre-Tax Distributable Earnings”) for more on this topic.
[3]	“NGKF” and the Company’s Real Estate Services segment are used interchangeably with “Newmark Grubb Knight Frank.”
[4]	For the purposes of this document, all of the Company’s fully electronic businesses in the Financial Services segment may be referred to interchangeably as “FENICS” or “e-businesses.” This includes fees from fully electronic brokerage, as well as data, software, and post-trade services (formerly known as “market data and software solutions”) across both BGC and GFI. FENICS results do not include those of Trayport, which are reported separately due to its sale to Intercontinental Exchange, Inc. (“ICE”) for approximately 2.5 million ICE common shares in December of 2015. Trayport generated gross revenues of approximately $80 million for the trailing twelve months ended September 30, 2015 and had a pre-tax profit margin of nearly 45 percent.

“Given our liquidity5 position and expectation for strong pre-tax distributable earnings growth, our board declared a 16 cent qualified dividend for the first quarter, which represents an increase of 14.3 percent both sequentially and year-on-year. At yesterday’s closing stock price, this translates into a 6.8 percent annualized yield. In addition to our strong liquidity position, we expect to receive over $765 million in additional Nasdaq stock over time, which is not yet reflected on our balance sheet.”

Shaun D. Lynn, President of BGC, said: “Our Financial Services revenues improved by 23 percent year-over-year, driven by the addition of GFI, along with solid organic growth from our data, software, and post-trade businesses; energy and commodities; as well equities and other asset classes. Our quarterly pre-tax distributable earnings increased by 31 percent in Financial Services year-on-year, despite the sale of Trayport, which had pre-tax margins of nearly 45 percent. This improvement was driven by higher overall revenues; expanded margins resulting from synergies with GFI; and the ongoing strength of FENICS.

“FENICS increased its quarterly top line by over 68 percent to $69 million, while its pre-tax distributable earnings grew by 55 percent to $32 million, all compared with a year earlier. These outstanding FENICS results were led by the addition of GFI, as well as strong double-digit organic growth generated by our data, software, post-trade, and fully electronic credit businesses. As regulations, capital requirements, and investor demand for liquidity continue to drive the wholesale financial markets towards automation, we expect to drive further business onto our FENICS platform.”

Barry M. Gosin, Chief Executive Officer of Newmark Grubb Knight Frank, added: “NGKF’s distributable earnings revenues increased by 7 percent to $215 million, due mainly to a 15 percent increase in revenues from higher margin real estate capital markets brokerage and 13 percent growth from largely recurring management services fees. We believe that our revenue growth in Real Estate services outpaced relevant industry metrics. Our comparative outperformance was the result of organic growth, the additions of Computerized Facility Integration (“CFI”) and Excess Space, as well as the completion of our acquisition of ARA.

“We also continued to invest the proceeds of the Trayport sale by adding dozens of high profile and talented brokers and other revenue-generating professionals. Historically, newly hired commercial real estate brokers tend to achieve dramatically higher productivity in their second year with the Company, although we incur related expenses immediately. This is largely why NGKF’s pre-tax distributable earnings were down by 11 percent to $17 million in the quarter. As our newly-hired brokers ramp up their production, we expect NGKF’s revenue and earnings growth to strongly accelerate in the second half of 2016, thus demonstrating our operating leverage.

Mr. Gosin concluded: “Although U.S. industry-wide activity across commercial leasing and capital markets was down in the first quarter, we expect our Real Estate Services top-line growth to outperform that of the overall industry by approximately 20 percentage points for full year 2016.”

Dividend Information

On April 26, 2016, BGC Partners’ Board of Directors declared a quarterly qualified cash dividend of $0.16 per share payable on

June 1, 2016 to Class A and Class B common stockholders of record as of May 16, 2016. The ex-dividend date will be May 12, 2016.

[5]	See the “Consolidated Balance Sheet” section of this document for the items that make up liquidity. On June 28, 2013, BGC sold its fully electronic trading platform for benchmark U.S. Treasury Notes and Bonds to Nasdaq, Inc. (NASDAQ: NDAQ or “Nasdaq.”) For the purposes of this document, the assets sold may be referred to as “eSpeed.” The value of these shares is based on NDAQ’s closing price on April 26, 2016. These shares are expected to be received ratably over the next approximately 12 years.

Consolidated Revenues

Unless otherwise stated, all results provided in this document compare the first quarter of 2016 with the year-earlier period. Certain numbers in the tables throughout this document may not sum due to rounding. In addition, certain figures may have been adjusted for prior periods in order to conform to current reporting methodology. Any such adjustments would have had no impact on consolidated revenues or income for either GAAP or distributable earnings.

Highlights of Consolidated Revenues (USD millions)	1Q16	1Q15	Change
Brokerage revenues for distributable earnings	$567.9	$487.0	16.6%
Total distributable earnings revenues	660.1	563.9	17.1%
GAAP brokerage revenues	567.5	485.1	17.0%
GAAP total revenues	639.0	547.6	16.7%

See the tables towards the end of this document titled “Segment Disclosure” for additional information on both Real Estate Services and Financial Services, as well as on Corporate Items, which are shown separately from the following segment results.

Financial Services Results

There was no difference in brokerage revenues between GAAP and distributable earnings for the segment. Revenues for Financial Services would have been approximately $7 million higher but for the strengthening of the U.S. dollar relative to other major currencies compared with a year earlier.

Industry-wide, wholesale financial brokers tend to be seasonally strongest in the first calendar quarter of the year in terms of revenues and profitability, sequentially slower in each of the next two quarters, and then weakest in the fourth calendar quarter.

As a result of the Trayport sale, its revenues, net of intra-company eliminations, are shown separately in the below tables, while its results are excluded from those of BGC’s fully electronic businesses and from the Company’s calculation of revenue per front office employee elsewhere in this document.

Financial Services Results for Distributable Earnings (USD millions)	1Q16	1Q15	Change
Rates revenues	$118.5	$122.0	(2.9)%
Foreign exchange revenues	78.0	72.9	7.0%
Credit revenues	84.5	67.2	25.8%
Energy and commodities revenues	67.5	29.4	129.6%
Equities and other asset classes revenues	51.2	36.2	41.4%

Total brokerage revenues for both distributable earnings and GAAP	399.8	327.7	22.0%
Data, software, and post-trade, excluding Trayport, net of intra-company eliminations	12.3	5.5	126.0%
Trayport revenues, net of intra-company eliminations	—	6.1	(100.0)%
Interest, fees from related parties, and other revenue (including Nasdaq earn-out) for distributable earnings	24.6	16.4	49.7%

Total revenues for distributable earnings	436.7	355.7	22.8%
Pre-tax distributable earnings	102.9	78.3	31.4%
Pre-tax distributable earnings as a percent of revenues	23.6%	22.0%

Rates revenues declined largely due to a decline in European wholesale market activity industry-wide. BGC expects growth from the FENICS rates platform to drive overall rates revenues higher in the second half of the year. Revenues from the other four Financial Services brokerage business lines increased due to the acquisition of GFI, while desks in energy and commodities as well as equities and other asset classes generated solid organic growth. As the cost synergies with respect to GFI continue to be realized, and as fully electronic revenues become a larger percentage of revenues, the Company expects segment margins to further expand from their current levels, all else being equal, and adjusted for seasonality.

Financial Services Results for GAAP (USD millions)	1Q16	1Q15	Change
Total brokerage revenues for both distributable earnings and GAAP	$399.8	$327.7	22.0%
Data, software, and post-trade, excluding Trayport, net of intra-company eliminations	12.3	5.5	126.0%
Trayport revenues, net of intra-company eliminations	—	6.1	(100.0)%
Interest, fees from related parties, and other revenue	3.9	2.1	87.8%

GAAP total revenues	416.0	341.4	21.9%
GAAP other income, net (including Nasdaq earn-out)	11.0	2.7	303.7%
GAAP income from operations before taxes	93.1	66.6	39.8%
GAAP income from operations before taxes as a percent of revenues	22.4%	19.5%

In the table below, results for FENICS are broken out from the above Financial Services results. The inter-company revenues shown are eliminated upon consolidation.

FENICS Results in Financial Services (Excludes Trayport) (USD millions)	1Q16	1Q15	Change
Fully electronic brokerage revenues	$42.7	$35.4	20.7%
Data, software, and post-trade revenues, net of inter-company eliminations	12.3	5.5	126.0%
Data, software, and post-trade revenues[6] (inter-company)	13.6	—	100.0%

Total FENICS revenues	68.6	40.8	68.1%
Pre-tax distributable earnings from FENICS	31.8	20.5	55.2%
Pre-tax distributable earnings from FENICS as a percent of fully electronic revenues	46.4%	50.2%

Real Estate Services Results

NGKF’s real estate capital markets revenues grew during the quarter largely due to the acquisitions of certain ARA offices and new hires. Excess Space added to the Company’s leasing and other services business. Revenues from CFI contributed to the growth of management services. The segment also generated organic growth.

Industry-wide, commercial real estate brokers tend to be seasonally slowest in the first calendar quarter of the year in terms of revenues and profitability, sequentially stronger in each of the next two quarters, and then strongest in the fourth calendar quarter.

[6]	Previously called “Technology services (inter-company)”.

NGKF Results for Distributable Earnings (USD millions)	1Q16	1Q15	Change
Leasing and other services revenues for distributable earnings	$106.0	$105.4	0.5%
Real estate capital markets revenues for distributable earnings	62.1	53.8	15.4%

Total real estate brokerage for distributable earnings	168.1	159.3	5.6%
Management services, interest, and other revenues for distributable earnings	46.7	41.1	13.7%

Total revenues for distributable earnings	214.8	200.4	7.2%
Pre-tax distributable earnings	17.4	19.6	(11.1)%
Pre-tax distributable earnings as a percent of revenues	8.1%	9.8%

NGKF’s brokerage revenues for distributable earnings generally include the collection of cash representing the acquisition date fair value of certain receivables that would have been recognized for GAAP other than for the effect of acquisition accounting.

Real Estate Services Results for GAAP (USD millions)	1Q16	1Q15	Change
GAAP leasing and other services revenues	$105.6	$103.6	2.0%
GAAP real estate capital markets revenues	62.1	53.7	15.6%

Total GAAP real estate brokerage revenues	167.8	157.3	6.6%
GAAP management services and other revenues	46.7	41.1	13.7%

Total GAAP revenues	214.5	198.4	8.1%
GAAP income from operations before taxes	16.8	16.2	3.6%
GAAP income from operations before taxes as a percent of revenues	7.8%	8.2%

Consolidated Expenses

The Company expects overall expenses to decline as a percentage of revenues, all else equal, as it achieves its previously stated target of at least $100 million in annualized expense reductions with respect to GFI by the end of 2016.7

Consolidated Expenses (USD millions)	1Q16	1Q15	Change
Compensation and employee benefits for distributable earnings	$405.5	$347.9	16.6%
Non-compensation expenses for distributable earnings	163.8	140.8	16.4%

Total expenses for distributable earnings	569.3	488.7	16.5%
Compensation and employee benefits under GAAP	409.2	346.6	18.1%
GAAP allocations of net income and grant of exchangeability to limited partnership units and FPUs	32.9	37.1	(11.1)%
Non-compensation expenses under GAAP	173.4	159.4	8.8%

Total expenses under GAAP	615.5	543.1	13.3%
Compensation and employee benefits as a percent of revenues for distributable earnings	61.4%	61.7%
Non-compensation expenses as a percent of distributable earnings revenues	24.8%	25.0%
Compensation and employee benefits as a percent of revenues under GAAP	64.0%	63.3%
Non-compensation expenses as a percent of GAAP revenues	27.1%	29.1%

BGC’s effective tax rate for distributable earnings was unchanged at 15 percent for the first quarter.

[7]	This $100 million figure excludes expenses related to Trayport, as well as the impact of any acquisitions or net increase in front office headcount due to hires made or completed after the first quarter of 2015.

Consolidated Income and Share Count

With respect to BGC’s consolidated financial results, for the period from February 27, 2015, to April 28, 2015, approximately 44 percent of GFI’s post-tax distributable earnings were attributable to non-controlling interest in subsidiaries, while the remaining approximately 56 percent were attributable to BGC’s fully diluted shareholders. From April 29, 2015 through January 11, 2016, approximately 67 percent of GFI’s post-tax distributable earnings were attributable to BGC’s fully diluted shareholders. From January 12, 2016 forward, 100 percent of GFI’s post-tax distributable earnings are attributable to BGC’s fully diluted shareholders.

Consolidated Income (USD millions except per share data)	1Q16	1Q15	Change
Pre-tax distributable earnings before non-controlling interest in subsidiaries and taxes	$90.8	$75.2	20.7%
Post-tax distributable earnings	77.0	62.1	24.0%
GAAP income from operations before income taxes	21.1	36.3	(41.7)%
GAAP net income for fully diluted shares	22.2	20.7	7.0%
Post-tax distributable earnings per fully diluted share	$0.18	$0.18	0.0%
GAAP net income per fully diluted share	0.05	0.06	(16.7)%

BGC had a fully diluted weighted-average share count of 434.9 million in the first quarter of 2016 for both distributable earnings and GAAP. A year earlier, the Company’s fully diluted share count was 378.7 million for distributable earnings and 338.5 under GAAP. The GAAP share count was lower in the first quarter of 2015 because it excluded certain share equivalents in order to avoid anti-dilution.

The share count for both GAAP and distributable earnings increased year-on-year due primarily to issuances related to the GFI back-end merger and various other acquisitions; front-office hires; and employee equity-based compensation. This was partially offset by the redemption and/or repurchase of 7.6 million shares and/or units, net, at a cost to BGC of $65.9 million, or $8.70 per share or unit during the first quarter of 2016.

As of March 31, 2016, the Company’s fully diluted share count was 430.8 million, including the 23.5 million shares issued subsequent to year-end in connection with the GFI back-end merger and assuming conversion of BGC’s 4.5 percent Convertible Senior Notes into 16.3 million shares.

Consolidated Balance Sheet

The Company’s balance sheet consolidates that of GFI, and reflects the impact of acquisition accounting across various line items.

As of March 31, 2016, the Company’s liquidity, which it defines as “cash and cash equivalents,” “marketable securities,” “securities owned,” held for liquidity purposes, less “securities loaned”, was $680.6 million; notes payable and collateralized borrowings were $838.6 million; book value per common share was $3.15 and total capital, which BGC Partners defines as “redeemable partnership interest,” “noncontrolling interest in subsidiaries,” and “total stockholders’ equity,” was $1,224.9 million. In comparison, as of December 31, 2015, the Company’s liquidity was $1,026.1 million; notes payable and collateralized borrowings were $840.9 million; book value per common share was $2.56; and total capital was $1,299.7 million.

The decrease in BGC’s liquidity since year-end 2015 was primarily related to the $111.2 million used with respect to the GFI back-end merger and related transactions; the redemption and/or repurchase of 7.6 million shares and/or units, net, at a cost to BGC of

$65.9 million; and cash used to pay previously accrued year-end taxes and employee bonuses. The Company also invested significant amounts with regards to new front-office hires in Real Estate Services.

The Company’s balance sheet does not reflect the anticipated receipt of more than $765 million worth of additional Nasdaq stock over time, because these shares are contingent upon Nasdaq generating at least $25 million in gross revenues annually. Nasdaq has recorded more than $1.5 billion in gross revenues for each of the last 10 calendar years, and generated gross revenues of approximately $3.4 billion in 2015.

Front Office Statistics8

Revenue-Generating Headcount Data (period end)	1Q16	1Q15	Change
Financial Services	2,441	2,581	(5)%
NGKF	1,417	1,293	10%

Total	3,858	3,874	(0)%

Revenue-Generating Headcount Data (period average)	1Q16	1Q15	Change
Financial Services	2,461	2,076	19%
NGKF	1,406	1,268	11%

Total	3,867	3,344	16%

Historically, BGC’s revenue per front office employee has generally fallen in the periods following large acquisitions. In addition, newly hired brokers tend to reach full productivity in their second year with the Company. As the integration of BGC’s acquisitions continues, newly hired NGKF brokers ramp up their production, and as voice and hybrid revenues are converted to more profitable fully electronic trading, the Company expects revenue per broker statistics to improve across both segments.

Revenue Per Broker/Salesperson (period average in USD thousands)	1Q16	1Q15	Change
Financial Services for distributable earnings	$167	$161	4%
NGKF for distributable earnings	$120	$126	(5)%
Total company for distributable earnings	$150	$147	2%
Financial Services under GAAP	$167	$161	4%
NGKF under GAAP	$119	$124	(4)%
Total company under GAAP	$150	$149	1%

Outlook9

*	BGC anticipates second quarter of 2016 distributable earnings revenues of between $645 million and $685 million, compared with $684.6 million a year earlier.

*	BGC expects second quarter of 2016 pre-tax distributable earnings before noncontrolling

[8]	The Real Estate figures are based on brokerage revenues, leasing and capital markets brokers, and exclude appraisers and both revenues and staff in management services and “other.” The Financial Services figures in the above table include segment revenues from “total brokerage revenues,” and “data, software, and post-trade,” but exclude Trayport’s revenues and salespeople. The average revenues for all producers are approximate and based on the total revenues divided by the weighted-average number of salespeople and brokers for the period.
[9]

Investors and analysts should note that BGC’s post-tax distributable earnings per share calculations assume either that the fully diluted share count includes the shares related to the dilutive instruments, such as the Convertible Senior Notes, but excludes the associated interest expense when the impact would be dilutive, or that the fully diluted share count excludes the shares related to these instruments, but includes the associated interest expense. In the second quarter of 2016, the pre-tax interest expense associated with the Convertible Senior Notes is expected to be $3.0 million while the post-tax interest expense is expected to be $2.6 million, and the associated weighted-average share count is expected to be 16.3 million, all based on distributable earnings.

interest in subsidiaries and taxes to increase by between approximately 10 percent and 29 percent and to be in the range of $85 million to $100 million, versus $77.5 million a year earlier.

*	BGC anticipates its effective tax rate for distributable earnings to remain approximately 15 percent for the quarter.

The Company’s outlook reflects the sale of Trayport in December of 2015. Trayport generated annual gross revenues of approximately $80 million and pre-tax profits of nearly 45 percent. BGC intends to update its second quarter guidance before the end of June, 2016.

Differences between Consolidated Results for Distributable Earnings and GAAP

The following sections describe the main differences between results as calculated for distributable earnings and GAAP for the periods described herein.

Differences between Revenues and Other income (losses), net, for Distributable Earnings and GAAP

In the first quarters of 2016 and 2015, BGC recorded revenues for distributable earnings related to the Nasdaq earn-out and associated mark-to-market movements and/or hedging of $23.3 million and $15.4 million, respectively. Under GAAP, there was no such impact on revenue, although gains of $11.0 million and $2.9 million related to the mark-to-market movements and/or hedging on the Nasdaq shares were recognized as part of GAAP “Other income (losses), net” in the first quarters of 2016 and 2015, respectively.

In the first quarter of 2016, charges of $11.3 million with respect to acquisitions, dispositions, and resolutions of litigation were included in GAAP revenues and GAAP “Other income (losses), net,” but were excluded for distributable earnings purposes. These were related primarily to $13.5 million in charges with respect to both the net realized and unrealized loss on the ICE shares received as part of the Trayport transaction and to certain other GFI transaction-related items. A year earlier, net gains of $29.1 million were included in GAAP revenues and GAAP “Other income (losses), net,” but were excluded for distributable earnings purposes. These mainly related to the $29.0 million unrealized gain with respect to the shares of GFI owned by the Company prior to the successful completion of BGC’s tender offer for GFI.

In the first quarters of 2016 and 2015, a gain of $0.6 million and $0.8 million, respectively, related to BGC’s investments accounted for under the equity method were included as part of “Other income (losses), net” under GAAP but were excluded for distributable earnings.

Treatment of Real Estate Purchased Revenue and Compensation for Distributable Earnings and GAAP

In the first quarters of 2016 and 2015, Real Estate Services brokerage revenues for distributable earnings included the collection of $0.4 million and $2.0 million of cash, respectively, which represented the acquisition date fair value of certain receivables. For the same periods, consolidated compensation and employee benefits for distributable earnings included charges of $0.2 million and $1.3 million, respectively, in compensation expense related to these Real Estate Services receivables. These items would have been recognized as GAAP revenues and expenses other than for the effect of acquisition accounting.

Differences between Compensation Expenses for Distributable Earnings and GAAP

In the first quarter of 2016, the difference between compensation expenses as calculated for GAAP and distributable earnings included $32.9 million in non-cash, non-economic, and/or non-dilutive charges related to the $27.8 million and $5.1 million of grants of exchangeability and allocation of net income to limited partnership units and FPUs, respectively. In the prior year period, the difference between compensation expenses as calculated for GAAP and distributable earnings included $37.1 million in non-cash, non-economic, and/or non-dilutive charges related to the $36.6 million and $0.5 million of grants of exchangeability and allocation of net income to limited partnership units and FPUs, respectively.

In addition, for the first quarter of 2016, $3.9 million in non-cash charges related to the amortization of GFI employee forgivable loans granted prior to the closing of the January 11, 2016 back-end merger with GFI were also excluded from the calculation of pre-tax distributable earnings. There was no comparable exclusion a year earlier. This latter adjustment is shown as part of “(Gains) and charges with respect to acquisitions, dispositions and / or resolutions of litigation, and other non-cash, non-dilutive, non-economic items” on the earnings reconciliation table.

Differences between Non-compensation Expenses and Other Items for Distributable Earnings and GAAP

The differences between non-compensation expenses in the first quarters of 2016 as calculated for GAAP and distributable earnings include charges of $9.6 million with respect to acquisitions, dispositions and/or resolutions of litigation, and/or other non-cash, non-dilutive, and/or non-economic items. These items included fees with respect to the GFI acquisition; non-cash fixed asset impairment; and $5.0 million of non-cash amortization of intangibles. There was no corresponding adjustment for non-cash amortization of intangibles in the prior year period.

The difference between non-compensation expenses in the first quarter of 2015 as calculated for GAAP and distributable earnings included $18.6 million in charges with respect to acquisitions, dispositions and/or resolutions of litigation, and/or other non-cash, non-dilutive, and/or non-economic items. These were largely related to certain acquisition-related costs with respect to GFI, as well as non-cash fixed asset impairment.

The distributable earnings per share calculations for the first quarter of 2016 include 16.3 million weighted-average shares related to BGC’s Convertible Senior Notes but exclude the $2.6 million in associated interest expense, net of tax. For the first quarter of 2015, distributable earnings per share calculations included 40.3 million of weighted-average shares related to BGC’s Convertible Senior Notes but excluded the associated interest expense, net of tax, of $5.3 million the period.

Conference Call and Investor Presentation

BGC will host a conference call today at 10:00 a.m. ET to discuss these results. A webcast of the call, along with an investor presentation summarizing BGC’s consolidated distributable earnings results, will be accessible via the following:

http://ir.bgcpartners.com (an HTML version with Excel financial tables or PDF)

http://ir.bgcpartners.com/news-releases/news-releases/default.aspx (an HTML version with Excel financial tables or PDF)

http://bgcpartners.com/category/bgc-releases/ (PDF only)

A listing of minimum system requirement can be found here:

http://event.on24.com/view/help/ehelp.html?text_language_id=en&fh=true&flashconsole=true&ngwebcast=true

A webcast replay of the conference call is expected to be accessible at http://ir.bgcpartners.com within 24 hours of the live call and will be available for 365 days following the call. Additionally, call participants may dial in with the following information:

LIVE CALL:
Date - Start Time:	4/27/2016 at 10:00 a.m. ET
U.S. Dial In:	1 (888) 771-4371
International Dial In:	(+1) (847) 585-4405
Passcode:	4218-8150

REPLAY:
Available From – To:	4/27/2016 from 12:30 p.m. ET to 5/4/2016 11:59 p.m. ET
U.S. Dial In:	1 (888) 843-7419
International Dial In:	(+1) (630) 652-3042
Passcode:	4218-8150#

(Note: If clicking on the above links does not open up a new web page, you may need to cut and paste the above urls into your browser’s address bar.)

Distributable Earnings Defined

BGC Partners uses non-GAAP financial measures including “revenues for distributable earnings,” “pre-tax distributable earnings” and “post-tax distributable earnings,” which are supplemental measures of operating performance that are used by management to evaluate the financial performance of the Company and its consolidated subsidiaries. BGC Partners believes that distributable earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers available for distribution to BGC Partners, Inc. and its common stockholders, as well as to holders of BGC Holdings partnership units during any period.

As compared with “income (loss) from operations before income taxes,” “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share,” all prepared in accordance with GAAP, distributable earnings calculations primarily exclude certain non-cash compensation and other expenses which generally do not involve the receipt or outlay of cash by the Company, which do not dilute existing stockholders, and which do not have economic consequences, as described below. In addition, distributable earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary operating results of BGC.

Revenues for distributable earnings are defined as GAAP revenues excluding the impact of BGC Partners, Inc.’s non-cash earnings or losses related to its equity investments. Revenues for distributable earnings include the collection of receivables which would have been recognized for GAAP other than for the effect of acquisition accounting. Revenues for distributable earnings also exclude certain one-time or unusual gains that are recognized under GAAP, because the Company does not believe such gains are reflective of its ongoing, ordinary operations.

Pre-tax distributable earnings are defined as GAAP income (loss) from operations before income taxes excluding items that are primarily non-cash, non-dilutive, and non-economic, such as:

*	Non-cash compensation charges for items granted or issued pre-merger with respect to mergers or acquisitions by BGC Partners, Inc. This includes the merger with and into eSpeed, Inc. and the back-end merger with GFI Group Inc.

*	Non-cash, non-dilutive equity-based compensation related to limited partnership unit exchange or conversion.

*	Allocations of net income to founding/working partner and other limited partnership units.

*	Non-cash asset impairment charges, if any.

Distributable earnings calculations also exclude charges related to purchases, cancellations or redemptions of partnership interests and certain unusual, one-time or non-recurring items, if any.

“Compensation and employee benefits” expense for distributable earnings will also include broker commission payouts relating to the aforementioned collection of receivables.

BGC’s definition of distributable earnings also excludes certain gains and charges with respect to acquisitions, dispositions, or resolutions of litigation. This exclusion includes the one-time gains related to the Nasdaq and Trayport transactions. The calculation of distributable earnings also excludes the non-cash mark-to-market gains or losses related to the shares of Intercontinental Exchange, Inc. received in connection with the Trayport sale. Management believes that excluding these gains and charges best reflects the ongoing operating performance of BGC.

However, because Nasdaq is expected to pay BGC in an equal amount of stock on a regular basis for a 15 year period as part of that transaction, the payments associated with BGC’s receipt of such stock are expected to be included in the Company’s calculation of distributable earnings. To make period-to-period comparisons more meaningful, one-quarter of the annual contingent earn-out amount, as well as gains or losses with respect to associated mark-to-market movements and/or hedging, will be included in the Company’s calculation of distributable earnings each quarter as “other revenues.”

Investors and analysts should note that, due to the large gain recorded with respect to the Trayport sale in December, 2015, and the closing of the back-end merger with GFI in January, 2016, non-cash charges related to the amortization of intangibles with respect to acquisitions will be excluded from the calculation of pre-tax distributable earnings for periods beginning with the first quarter of 2016. These charges were $5.0 million in the first quarter of 2016.

Since distributable earnings are calculated on a pre-tax basis, management intends to also report “post-tax distributable earnings” and “post-tax distributable earnings per fully diluted share:”

*	“Post-tax distributable earnings” are defined as pre-tax distributable earnings adjusted to assume that all pre-tax distributable earnings were taxed at the same effective rate.

*	“Post-tax distributable earnings per fully diluted share” are defined as post-tax distributable earnings divided by the weighted-average number of fully diluted shares for the period.

BGC’s distributable earnings per share calculations assume either that:

*	The fully diluted share count includes the shares related to the dilutive instruments, such as the Convertible Senior Notes, but excludes the associated interest expense, net of tax, when the impact would be dilutive; or

*	The fully diluted share count excludes the shares related to these instruments, but includes the associated interest expense, net of tax.

The share count for distributable earnings excludes shares expected to be issued in future periods but not yet eligible to receive dividends and/or distributions.

Each quarter, the dividend to BGC’s common stockholders is expected to be determined by the Company’s Board of Directors with reference to post-tax distributable earnings per fully diluted share. In addition to the Company’s quarterly dividend to common stockholders, BGC Partners expects to pay a pro-rata distribution of net income to BGC Holdings founding/working partner and other limited partnership units, as well as to Cantor for its non-controlling interest. The amount of all of these payments is expected to be determined using the above definition of pre-tax distributable earnings per share.

The term “distributable earnings” is not meant to be an exact measure of cash generated by operations and available for distribution, nor should it be considered in isolation or as an alternative to cash flow from operations or GAAP net income (loss.) The Company views distributable earnings as a metric that is not necessarily indicative of liquidity or the cash available to fund its operations.

Pre- and post-tax distributable earnings are not intended to replace the Company’s presentation of GAAP financial results. However, management believes that they help provide investors with a clearer understanding of BGC Partners’ financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that distributable earnings and the GAAP measures of financial performance should be considered together.

Management does not anticipate providing an outlook for GAAP “revenues,” “income (loss) from operations before income taxes,” “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share,” because the items previously identified as excluded from “pre-tax distributable earnings” and “post-tax distributable earnings” are difficult to forecast. Management will instead provide its outlook only as it relates to “revenues for distributable earnings,” “pre-tax distributable earnings,” and “post-tax distributable earnings.”

For more information on this topic, please see the tables in the most recent BGC financial results press release entitled “Reconciliation of Revenues Under GAAP and Distributable Earnings,” and “Reconciliation of GAAP Income (Loss) to Distributable Earnings,” which provide a summary reconciliation between pre- and post-tax distributable earnings and the corresponding GAAP measures for the Company in the periods discussed in this document. The reconciliations for prior periods do not include the results of GFI.

Adjusted EBITDA Defined

BGC also provides an additional non-GAAP financial measure, “adjusted EBITDA,” which it defines as GAAP income from operations before income taxes, adjusted to add back interest expense as well as the following non-cash items:

*	Employee loan amortization;

*	Fixed asset depreciation and intangible asset amortization;

*	Non-cash impairment charges;

*	Charges relating to grants of exchangeability to limited partnership interests;

*	Charges related to redemption of units;

*	Charges related to issuance of restricted shares; and

*	Non-cash earnings or losses related to BGC’s equity investments.

The Company’s management believes that this measure is useful in evaluating BGC’s operating performance compared to that of its peers, because the calculation of adjusted EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses these measures to evaluate operating performance and for other discretionary purposes. BGC believes that adjusted EBITDA is useful to investors to assist them in getting a more complete picture of the Company’s financial results and operations.

Since adjusted EBITDA is not a recognized measurement under GAAP, investors should use adjusted EBITDA in addition to GAAP measures of net income when analyzing BGC’s operating performance. Because not all companies use identical EBITDA calculations, the Company’s presentation of adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, adjusted EBITDA is not intended to be a measure of free cash flow, because adjusted EBITDA does not consider certain cash requirements, such as tax and debt service payments.

For a reconciliation of adjusted EBITDA to GAAP income (loss) from operations before income taxes, the most comparable financial measure calculated and presented in accordance with GAAP, see the section of this document titled “Reconciliation of GAAP Income (loss) to Adjusted EBITDA (and Comparison to Pre-Tax Distributable Earnings.)”

About BGC Partners, Inc.

BGC Partners is a leading global brokerage company servicing the financial and real estate markets. BGC owns GFI Group Inc., a leading intermediary and provider of trading technologies and support services to the global OTC and listed markets. The Company’s Financial Services offerings include fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commodities, futures, and structured products. BGC provides a wide range of services, including trade execution, broker-dealer services, clearing, trade compression, post trade, information, and other services to a broad range of financial and non-financial institutions. Through brands including FENICS, BGC Trader, and BGC Market Data, BGC offers financial technology solutions, market data, and analytics related to numerous financial instruments and markets. Real Estate Services are offered through brands including Newmark Grubb Knight Frank, through which the Company provides a wide range of commercial real estate services, including leasing and corporate advisory, investment sales and financial services, consulting, project and development management, and property and facilities management.

BGC’s customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, property owners, real estate developers, and investment firms. BGC’s common stock trades on the NASDAQ Global Select Market under the ticker symbol (NASDAQ: BGCP). BGC also has an outstanding bond issuance of Senior Notes due June 15, 2042, which trade on the New York Stock Exchange under the symbol (NYSE: BGCA). BGC Partners is led by Chairman and Chief Executive Officer Howard W. Lutnick. For more information, please visit http://www.bgcpartners.com.

BGC, BGC Trader, GFI, FENICS, FENICS.COM, Capitalab, Swaptioniser, Newmark, Grubb & Ellis, and Grubb are trademarks, registered trademarks and/or service marks of BGC Partners, Inc. and/or its affiliates. Knight Frank is a service mark of Knight Frank (Nominees) Limited.

Discussion of Forward-Looking Statements about BGC Partners

Statements in this document regarding BGC’s businesses that are not historical facts are “forward-looking statements” that involve risks and uncertainties. Except as required by law, BGC undertakes no obligation to release any revisions to any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s Securities and Exchange Commission filings, including, but not limited to, the risk factors set forth in its public filings, including the most recent Form 10-K and any updates to such risk factors contained in subsequent Forms 10-Q or Forms 8-K.

Financial Tables and Presentation Available Online

Investors should note that an investor presentation regarding the results discussed in this document as well as Excel versions of the following tables are available for download if one views the HTML version of the release at ir.bgcpartners.com. Those viewing the release at this site should see the tables and presentation at the top of the page.

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except per share data)

(unaudited)

	March 31,	December 31,
	2016	2015
Assets
Cash and cash equivalents	$456,116	$461,207
Cash segregated under regulatory requirements	5,751	3,199
Securities owned	32,767	32,361
Marketable securities	191,697	650,400
Receivables from broker-dealers, clearing organizations, customers and related broker-dealers	1,704,582	812,240
Accrued commissions receivable, net	367,425	342,299
Loans, forgivable loans and other receivables from employees and partners, net	228,008	158,176
Fixed assets, net	145,378	145,873
Investments	41,111	33,813
Goodwill	814,105	811,766
Other intangible assets, net	228,493	233,967
Receivables from related parties	23,257	15,466
Other assets	311,037	290,687

Total assets	$4,549,727	$3,991,454

Liabilities, Redeemable Partnership Interest, and Equity
Securities loaned	$—	$117,890
Accrued compensation	290,839	303,959
Securities sold, not yet purchased	1,834	—
Payables to broker-dealers, clearing organizations, customers and related broker-dealers	1,601,927	714,823
Payables to related parties	45,043	21,551
Accounts payable, accrued and other liabilities	546,533	692,639
Notes payable and collateralized borrowings	838,635	840,877

Total liabilities	3,324,811	2,691,739
Redeemable partnership interest	55,449	57,145
Equity
Stockholders’ equity:
Class A common stock, par value $0.01 per share; 500,000 shares authorized; 280,737 and 255,859 shares issued at March 31, 2016 and December 31, 2015, respectively; and 236,750 and 219,063 shares outstanding at March 31, 2016 and December 31, 2015, respectively	2,807	2,559
Class B common stock, par value $0.01 per share; 100,000 shares authorized; 34,848 shares issued and outstanding at March 31, 2016 and December 31, 2015, convertible into Class A common stock	348	348
Additional paid-in capital	1,380,354	1,109,000
Contingent Class A common stock	49,915	50,095
Treasury stock, at cost: 43,987 and 36,796 shares of Class A common stock at March 31, 2016 and December 31, 2015, respectively	(261,832)	(212,331)
Retained deficit	(297,816)	(273,492)
Accumulated other comprehensive (loss) income	(19,073)	(25,056)

Total stockholders’ equity	854,703	651,123
Noncontrolling interest in subsidiaries	314,764	591,447

Total equity	1,169,467	1,242,570

Total liabilities, redeemable partnership interest and equity	$4,549,727	$3,991,454

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2016	2015
Revenues:
Commissions	$475,087	$415,283
Principal transactions	92,439	69,768

Total brokerage revenues	567,526	485,051
Real estate management services	46,058	40,602
Fees from related parties	7,070	6,606
Data, software and post-trade	12,317	11,527
Interest income	2,383	1,705
Other revenues	3,682	2,076

Total revenues	639,036	547,567
Expenses:
Compensation and employee benefits	409,183	346,584
Allocations of net income and grant of exchangeability to limited partnership units and FPUs	32,924	37,054

Total compensation and employee benefits	442,107	383,638
Occupancy and equipment	50,002	42,965
Fees to related parties	6,209	4,567
Professional and consulting fees	15,410	23,281
Communications	30,908	24,937
Selling and promotion	25,598	20,476
Commissions and floor brokerage	9,043	6,278
Interest expense	13,458	15,902
Other expenses	22,811	21,041

Total non-compensation expenses	173,439	159,447

Total expenses	615,546	543,085
Other income (losses), net:
Gain (loss) on divestiture and sale of investments	—	(215)
Gains (losses) on equity method investments	558	803
Other income (loss)	(2,917)	31,200

Total other income (losses), net	(2,359)	31,788

Income (loss) from operations before income taxes	21,131	36,270
Provision (benefit) for income taxes	4,840	10,046

Consolidated net income (loss)	$16,291	$26,224

Less: Net income (loss) attributable to noncontrolling interest in subsidiaries	2,632	12,169

Net income (loss) available to common stockholders	$13,659	$14,055

Per share data:
Basic earnings per share
Net income available to common stockholders	$13,659	$14,055

Basic earnings per share	$0.05	$0.06

Basic weighted-average shares of common stock outstanding	273,780	222,019

Fully diluted earnings per share
Net income for fully diluted shares	$22,203	$20,741

Fully diluted earnings per share	$0.05	$0.06

Fully diluted weighted-average shares of common stock outstanding	434,855	338,484

Dividends declared per share of common stock	$0.14	$0.12

Dividends declared and paid per share of common stock	$0.14	$0.12

BGC PARTNERS, INC.

DISTRIBUTABLE EARNINGS AND KEY METRICS

(in thousands, except per share data)

(unaudited)

	Q1 2016	Q1 2015
Revenues:
Brokerage revenues:
Rates	$118,517	$122,011
Foreign exchange	78,020	72,941
Credit	84,527	67,175
Energy and commodities	67,497	29,404
Equities and other asset classes	51,205	36,215
Leasing and other services (a)	105,985	105,428
Real estate capital markets	62,133	53,842

Total brokerage revenues	567,884	487,016
Data, software and post-trade	12,317	11,527
Real estate management services	46,058	40,602
Fees from related parties, interest and other revenues (b)	33,848	24,750

Total revenues	660,107	563,895

Expenses:
Compensation and employee benefits (c)	405,500	347,891
Other expenses (d)	163,831	140,805

Total expenses	569,331	488,696

Pre-tax distributable earnings, before noncontrolling interest in subsidiaries and taxes	$90,776	$75,199

Noncontrolling interest in subsidiaries (e)	116	1,787
Provision for income taxes	13,616	11,280

Post-tax distributable earnings to fully diluted shareholders	$77,044	$62,132

Earnings per share:
Fully diluted pre-tax distributable earnings per share (f)	$0.22	$0.22

Fully diluted post-tax distributable earnings per share (f)	$0.18	$0.18

Fully diluted weighted-average shares of common stock outstanding	434,855	378,744
Total revenues	$660,107	$563,895
Total compensation expense	$405,500	$347,891
Compensation expense as a percent of revenues	61.4%	61.7%
Non-compensation expense as a percent of revenues	24.8%	25.0%
Pre-tax distributable earnings margins (on distributable earnings revenues)	13.8%	13.3%
Post-tax distributable earnings margins (on distributable earnings revenues)	11.7%	11.0%
Effective tax rate	15.0%	15.0%

Notes and Assumptions

(a)	Leasing and other services brokerage revenue includes $0.4 million and $2.0 million in Q1 2016 and Q1 2015, respectively, of revenue related to the collection of receivables which would have been recognized for GAAP other than for the effect of acquisition accounting.
(b)	Q1 2016 and Q1 2015 include $23.3 million and $15.4 million, respectively, of earn-out revenue and the related mark-to-market movements and/or hedging of shares associated with the Nasdaq transaction.
(c)	Compensation and employee benefits exclude charges associated with: the grant of exchangeability to limited partnership units; redemption of partnership units and issuance of restricted shares and compensation related partnership loans; and allocations of net income to founding/working partner units and limited partnership units. In addition, compensation and employee benefits in Q1 2016 exclude non-cash charges related to the amortization of GFI employee forgivable loans granted prior to the closing of the back-end merger with GFI. Compensation and employee benefits include compensation associated with leasing and other services brokerage revenues related to the collection of receivables which would have been recognized for GAAP other than for the effect of acquisition accounting.
(d)	Other expenses exclude certain charges with respect to acquisitions, dispositions and/or resolutions of litigation; non-cash charges on acquired receivables; and charges related to other non-cash, non-dilutive, and / or non-economic items.
(e)	Represents the noncontrolling interest allocation associated with joint ownership of our administrative services company (Tower Bridge), GFI Group Inc., and our Real Estate affiliated entities.
(f)	On April 1, 2010, BGC Partners issued $150 million in 8.75 percent Convertible Senior Notes due 2015, which matured and were converted into 24.0 million Class A common shares in Q2 2015, and on July 29, 2011, BGC Partners issued $160 million in 4.50 percent Convertible Senior Notes due 2016. The distributable earnings per share calculations for the quarters ended March 31, 2016 and 2015 include 16.3 million and 40.3 million of additional shares, respectively, underlying these Notes. The distributable earnings per share calculations exclude the interest expense, net of tax, associated with these Notes.

Note: Certain numbers may not add due to rounding.

BGC PARTNERS, INC.

RECONCILIATION OF REVENUES UNDER GAAP AND DISTRIBUTABLE EARNINGS

(in thousands)

(unaudited)

	Q1 2016	Q1 2015
GAAP Revenue	$639,036	$547,567
Plus: Other income (losses), net	(2,359)	31,788

Adjusted GAAP	636,677	579,355
Adjustments:
Nasdaq Earn-out Revenue (1)	12,355	12,484
Revenue with respect to acquisitions, dispositions, resolutions of litigation, and other (2)	11,275	(29,106)
Non-cash (gains) losses related to equity investments	(558)	(803)
Real Estate purchased revenue	358	1,965

Distributable Earnings Revenue	$660,107	$563,895

(1)	Q1 2016 and Q1 2015 income/revenues related to the Nasdaq earn-out shares were $11.0 million and $2.9 million for GAAP and $23.3 million and $15.4 million for distributable earnings, respectively.
(2)	Q1 2015 GAAP revenues included $29.0 million related to the gain on the 17.1 million shares of GFI that we acquired prior to the completion of the Tender Offer in February 2015.

Note: Certain numbers may not add due to rounding.

BGC PARTNERS, INC.

RECONCILIATION OF GAAP INCOME (LOSS) TO DISTRIBUTABLE EARNINGS

(in thousands, except per share data)

(unaudited)

	Q1 2016	Q1 2015
GAAP income (loss) before income taxes	$21,131	$36,270
Pre-tax adjustments:
Non-cash (gains) losses related to equity investments, net	(558)	(803)
Real Estate purchased revenue, net of compensation and other expenses (a)	579	3,170
Allocations of net income and grant of exchangeability to limited partnership units and FPUs	32,924	37,054
Nasdaq earn-out revenue (b)	12,355	12,484
(Gains) and charges with respect to acquisitions, dispositions and / or resolutions of litigation, and other non-cash, non-dilutive, non-economic items	24,345	(12,976)

Total pre-tax adjustments	69,645	38,929
Pre-tax distributable earnings	$90,776	$75,199

GAAP net income (loss) available to common stockholders	$13,659	$14,055
Allocation of net income (loss) to noncontrolling interest in subsidiaries	2,516	10,382
Total pre-tax adjustments (from above)	69,645	38,929
Income tax adjustment to reflect effective tax rate	(8,776)	(1,234)

Post-tax distributable earnings	$77,044	$62,132

Pre-tax distributable earnings per share (c)	$0.22	$0.22

Post-tax distributable earnings per share (c)	$0.18	$0.18

Fully diluted weighted-average shares of common stock outstanding	434,855	378,744

Notes and Assumptions

(a)	Represents revenues related to the collection of receivables, net of compensation, and non-cash charges on acquired receivables, which would have been recognized for GAAP other than for the effect of acquisition accounting.
(b)	Distributable earnings for Q1 2016 and Q1 2015 includes $12.4 million and $12.5 million, respectively, of adjustments associated with the Nasdaq transaction. For Q1 2016 and Q1 2015 income/revenues related to the Nasdaq earn-out shares were $11.0 million and $2.9 million for GAAP and $23.3 million and $15.4 million for distributable earnings, respectively.
(c)	On April 1, 2010, BGC Partners issued $150 million in 8.75 percent Convertible Senior Notes due 2015, which matured and were converted into 24.0 million Class A common shares in Q2 2015, and on July 29, 2011, BGC Partners issued $160 million in 4.50 percent Convertible Senior Notes due 2016. The distributable earnings per share calculations for Q1 2016 and Q1 2015 include 16.3 million and 40.3 million shares, respectively, underlying these Notes. The distributable earnings per share calculations exclude the interest expense, net of tax, associated with these Notes.

Note: Certain numbers may not add due to rounding.

BGC PARTNERS, INC.

Segment Disclosure - Q1 2016 vs Q1 2015

($ in thousands)

(unaudited)

Q1 2016
	Financial Services	Real Estate Services	Corporate Items	Distributable Earnings	DE Adjustments	US GAAP Total
Total revenues	$436,702	$214,838	$8,567	$660,107	$(21,071)	$639,036
Total expenses	333,831	197,434	38,066	569,331	46,215	615,546
Total other income (losses), net (1)	—	—	—	—	(2,359)	(2,359)

Pre-tax distributable earnings, before noncontrolling interests and taxes (2) (3)	$102,871	$17,404	$(29,499)	$90,776	$(69,645)	$21,131

Pre-tax margin	23.6%	8.1%	NMF	13.8%

Q1 2015
	Financial Services	Real Estate Services	Corporate Items	Distributable Earnings	DE Adjustments	US GAAP Total
Total revenues	$355,716	$200,354	$7,825	$563,895	$(16,328)	$547,567
Total expenses	277,454	180,784	30,458	488,696	54,389	543,085
Total other income (losses), net (4)	—	—	—	—	31,788	31,788

Pre-tax distributable earnings, before noncontrolling interests and taxes (5) (6)	$78,262	$19,570	$(22,633)	$75,199	$(38,929)	$36,270

Pre-tax margin	22.0%	9.8%	NMF	13.3%

(1)	For the three months ended March 31, 2016, total other income (losses), net is comprised of $14.0 million of Corporate other losses primarily related to the net realized and unrealized loss on the ICE shares, partially offset by the mark-to-market movements and/or hedging of $11.0 million on the Financial Services Nasdaq earn-out shares and Corporate gains on equity method investments of $0.6 million.
(2)	For the three months ended March 31, 2016, the Financial Services segment’s pre-tax distributable earnings, before noncontrolling interests and taxes includes $23.3 million related to the earn-out portion of the Nasdaq transaction consideration including the mark-to-market movements and/or hedging of the shares.
(3)	For the three months ended March 31, 2016, the Real Estate Services segment’s pre-tax distributable earnings, before noncontrolling interests and taxes includes $0.2 million related to the collection of receivables and associated expenses that were recognized at fair value as part of acquisition accounting.
(4)	For the three months ended March 31, 2015, total other income (losses), net is comprised of the $29.0 million realized gain in Corporate on the 17.1 million shares of GFI common stock owned by BGC prior to the tender offer, the mark-to-market movements and/or hedging of $2.9 million on the Financial Services Nasdaq earn-out shares, and Corporate gains on equity method investments of $0.8 million.
(5)	For the three months ended March 31, 2015, the Financial Services segment’s pre-tax distributable earnings, before noncontrolling interests and taxes includes $15.4 million related to the earn-out portion of the Nasdaq transaction consideration including the mark-to-market movements and/or hedging of the shares.
(6)	For the three months ended March 31, 2015, the Real Estate Services segment’s pre-tax distributable earnings, before noncontrolling interests and taxes includes $0.7 million related to the collection of receivables and associated expenses that were recognized at fair value as part of acquisition accounting.

Note: Certain numbers may not add due to rounding.

BGC PARTNERS, INC.

Reconciliation of GAAP Income (Loss) to Adjusted EBITDA

(and Comparison to Pre-Tax Distributable Earnings)

(in thousands) (unaudited)

	Q1 2016	Q1 2015
GAAP Income (loss) from continuing operations before income taxes (1)	$21,131	$36,270
Add back:
Employee loan amortization	10,459	8,066
Interest expense	13,458	15,902
Fixed asset depreciation and intangible asset amortization	19,468	16,599
Impairment of fixed assets	1,792	4,484
Exchangeability charges (2)	27,782	36,572
(Gains) losses on equity investments	(558)	(803)

Adjusted EBITDA	$93,532	$117,090

Pre-Tax distributable earnings	$90,776	$75,199

(1)	GAAP Income from continuing operations before taxes for Q1 2015 includes a $29.0 million gain on the 17.1 million shares of GFI common stock owned by BGC prior to the tender offer.
(2)	Represents non-cash, non-economic, and non-dilutive charges relating to grants of exchangeability to limited partnership units.

BGC PARTNERS, INC.

LIQUIDITY ANALYSIS

(in thousands)

(unaudited)

	March 31, 2016	December 31, 2015
Cash and cash equivalents	$456,116	$461,207
Securities owned	32,767	32,361
Marketable securities (1) (2)	191,697	532,510

Total	$680,580	$1,026,078

(1)	As of December 31, 2015, $117.9 million of Marketable securities on our balance sheet had been lent out in a Securities Loaned transaction and therefore are not included in this Liquidity Analysis.
(2)	The significant decrease in Marketable Securities during the quarter ended March 31, 2016 was primarily due to selling a portion of our positions in both ICE and Nasdaq.

BGC Partners, Inc. Quarterly Market Activity Report (Includes GFI Data from 2Q2015 Onward)

The following table provides certain volume and transaction count information on BGC Partners’ fully electronic system for the periods indicated.

				% Change	% Change
	1Q15	4Q15	1Q16	Q1’16 vs. Q1’15	Q1’16 vs. Q4’15
Notional Volume (in $US billions)
Fully Electronic Rates	1,248	1,166	1,203	(3.6%)	3.2%
Fully Electronic FX	3,910	2,682	2,897	(25.9%)	8.0%
Fully Electronic Credit	485	452	684	41.1%	51.4%
Fully Electronic Equities & Other	0	1	4	NMF	317.7%

Total Fully Electronic Volume	5,643	4,300	4,788	(15.1%)	11.3%
HYBRID
Total Hybrid Volume	34,840	47,012	48,700	39.8%	3.6%

Total Hybrid & Fully Electronic Volume	40,482	51,313	53,488	32.1%	4.2%

Transaction Count
Fully Electronic Rates	77,590	64,429	69,153	(10.9%)	7.3%
Fully Electronic FX	3,644,732	2,533,081	2,750,511	(24.5%)	8.6%
Fully Electronic Credit	30,062	53,930	85,441	184.2%	58.4%
Fully Electronic Equities & Other	4	92	161	NMF	75.0%

Total Fully Electronic Transactions	3,752,388	2,651,532	2,905,266	(22.6%)	9.6%
HYBRID
Total Hybrid Transactions	761,121	843,475	1,012,034	33.0%	20.0%

Total Hybrid and Fully Electronic Transactions	4,513,509	3,495,007	3,917,300	(13.2%)	12.1%

Trading Days	61	64	61	0.0%	(4.7%)

Note:	“Hybrid” is defined as transactions involving some element of electronic trading but executed by BGC’s brokers, exclusive of voice-only transactions. “Fully Electronic” involves customer-to-customer trades, free from broker execution.

Media Contact:
Karen Laureano-Rikardsen +1 212-829-4975

Investor Contacts:
Jason McGruder +1 212-829-4988	Jason Chryssicas +1 212-915-1987